Exhibit 99.1

Rafe Brown joins Mimecast as New Chief Financial Officer

Brings Over Two Decades of Financial Leadership in Software Companies to Mimecast

Lexington, MA – February 11, 2019 – Mimecast Limited (NASDAQ: MIME), a leading email and data security company, today announced the appointment of Rafe Brown to the position of Chief Financial Officer (CFO), effective March 18, 2019. Rafe will oversee global financial strategy and operations, including accounting, tax, treasury, investor relations and real estate.

Rafe brings more than 20 years of experience leading high growth software companies. Prior to joining Mimecast, Rafe served as the Senior Vice President, Chief Financial Officer and Treasurer of SevOne, Inc., a provider of digital infrastructure management solutions. Before SevOne, Rafe served as Senior Vice President, Chief Financial Officer and Chief Administrative Officer of Pegasystems, Inc., a publicly traded global business process management software provider. Additionally, Rafe served in leadership positions at salesforce.com, inc. for several years, including as a Senior Vice President of Finance, where he helped grow the company to a four-billion-dollar entity. He began his career at the accounting firms of Arthur Anderson and PricewaterhouseCoopers.

“As a proven leader, Rafe’s experience as part of one of the greatest SaaS growth stories with salesforce.com is invaluable. During his years there, salesforce.com drove the development of the cloud business model while achieving incredible scale. Rafe’s experience successfully sustaining growth with an eye to financial strategy complements Mimecast’s approach. We look forward to his leadership during our next phase of growth,” said Peter Bauer, Chief Executive Officer of Mimecast. “We’ve been very fortunate to have Peter Campbell onboard to support the search for this key position.”

“Mimecast has had a smart growth strategy from its’ inception and has been able to effectively scale the business,” said Rafe Brown. “I was drawn to Mimecast’s business model as a cloud-based SaaS solution; a company focused on customer success, Mimecast plays an important role helping organizations of all sizes become cyber resilient. Mimecast has a strong culture of driven, authentic, team players who are focused on continued growth through both new products and markets. I’m excited for the opportunity to join the Mimecast team and honored to lead its world-class finance organization.”

Rafe holds a certified public accountant (CPA) designation. He holds a Master of Accounting from Brigham Young University and a Bachelor of Science in accounting from Southern Utah University.

The Company announced in September 2018 that Peter Campbell, the Company’s long-time CFO, would be leaving the Company in March. Peter has agreed to stay with the Company in an advisory capacity to assist in the transition through the end of May 2019.

About Mimecast

Mimecast is a cybersecurity provider that helps thousands of organizations worldwide make email safer, restore trust and bolster cyber resilience. Mimecast’s expanded cloud suite enables organizations to implement a comprehensive cyber resilience strategy. From email and web security, archive and data protection, to awareness training, uptime assurance and more, Mimecast helps organizations stand strong in the face of cyberattacks, human error and technical failure. www.mimecast.com

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Blog: Cyber Resilience Insights

Press Contact

Alison Raymond Walsh

Press@Mimecast.com

617-393-7126

Investor Contact

Robert Sanders

Investors@Mimecast.com

617-393-7074